Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Pacific Biosciences of California, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Pacific Biosciences of California, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2000 under the name “Nanofluidics, Inc.”
2.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Pacific Biosciences of California, Inc. was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), by the Board of Directors and the stockholders of the Corporation.
3.Section 8.1 of Article VIII of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal, amendment or elimination of this Section 8.1 by the stockholders of the corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such repeal, amendment, elimination or change in law permits the corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal, amendment, elimination or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, amendment, elimination or adoption of such inconsistent provision. All references to an officer of the corporation in this Section 8.1 shall mean a person who is an officer of the corporation for purposes of Section 102(b)(7) of the DGCL.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on June 20, 2024.

By:	/s/ Christian Henry
Christian Henry
President and Chief Executive Officer